Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

November 22, 2023

AcelRx Pharmaceuticals, Inc.

1850 Gateway Drive, Suite 175

San Mateo, CA 94404

Ladies and Gentlemen:

We have acted as counsel to AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 1,500,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plan, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than by the Company, of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters set forth in this letter, and no opinion should be implied or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304
t: (650) 843-5000  f: (650) 849-7400  cooley.com

AcelRx Pharmaceuticals, Inc.
November 22, 2023
Page Two

Sincerely,

Cooley LLP

By: /s/ John T. McKenna

John T. McKenna

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304
t: (650) 843-5000  f: (650) 849-7400  cooley.com